Exhibit 16.1

February 2, 2018

U.S. Securities and Exchange Commission
100 F. Street
Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Blackridge Technology International, Inc.
Commission File No. 000- 53661

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 29, 2018 and are in agreement with the statements contained in that document pertaining to our firm.

Very truly yours,

Pritchett, Siler & Hardy, P.C.